EXHIBIT 11


                          SMITH TECHNOLOGY CORPORATION
             (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT COMMON SHARE DATA)
                                    UNAUDITED


                                                               THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                   MARCH 31,                      MARCH 31,
                                                            ----------------------        ----------------------
                                                             1997           1996           1997           1996
                                                            -------        -------        -------        -------
PRIMARY

Weighted average shares of common
       stock outstanding                                      6,167          5,862          6,146          5,857
Incremental shares applicable to assumed
       exercise of stock options                               --               15           --               23
                                                            -------        -------        -------        -------

Weighted average number of common and
       common equivalent shares outstanding                   6,167          5,877          6,146          5,880
                                                            =======        =======        =======        =======

Income before extraordinary charge                          $(5,362)       $(2,595)       $(5,913)       $(2,210)
Extraordinary charge                                           --             (113)          --           (1,395)
                                                            -------        -------        -------        -------

Net (loss) income                                           $(5,362)       $(2,708)       $(5,913)       $(3,605)
                                                            =======        =======        =======        =======

Net (loss) income applicable to common stock                $(5,582)       $(2,841)       $(6,355)       $(3,875)
                                                            =======        =======        =======        =======

Income (loss) per common and common equivalent share:

Income before extraordinary charge                          $ (0.87)       $ (0.44)       $ (0.96)       $ (0.38)
Extraordinary charge                                           --            (0.02)          --            (0.24)
                                                            -------        -------        -------        -------

Net (loss) income                                           $ (0.87)       $ (0.46)       $ (0.96)       $ (0.61)
                                                            =======        =======        =======        =======

Net (loss) income applicable to common stock                $ (0.91)       $ (0.48)       $ (1.03)       $ (0.66)
                                                            =======        =======        =======        =======


The computation of income (loss) per common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.


                                       57